Exhibit (a)(2)

VERSUS CAPITAL INFRASTRUCTURE INCOME FUND

AMENDMENT NO. 1 TO

THE THIRD AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

The undersigned, being at least a majority of the Trustees of Versus Capital Infrastructure Income Fund (the “Trust”), hereby amend the Trust’s Third Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, as follows:

WHEREAS, Section 9.9(b) of Article 9 of the Declaration of Trust provides that the Trustees may, without any shareholder vote, amend the Declaration of Trust to change the name of the Trust; and

WHEREAS, The Trustees desire to change the name of the Trust to “Harrison Street Infrastructure Income Fund”.

NOW, THEREFORE, the Declaration of Trust is hereby amended, effective as of July 29, 2025, as follows:

1.	Section 1.1 of Article I of the Declaration of Trust is hereby amended to read in its entirety as follows:

“Name. This Trust, previously known as “Versus Capital Real Asset Debt Fund” and “Versus Capital Infrastructure Income Fund”, shall be known as “Harrison Street Infrastructure Income Fund” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.”

2.	Section 9.10 of Article 9 of the Declaration of Trust is hereby amended to read in its entirety as follows:

“Address of the Trust. As of the date hereof, the principal address of the Trust is c/o Harrison Street Infrastructure Income Fund, 5050 S. Syracuse Street, Suite 1100, Denver, Colorado 80237. The Trustees may change the principal address of the Trust to any location within or without The Commonwealth of Massachusetts as they shall determine in their sole discretion.”

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this instrument as of July 21, 2025.

By:	/s/ Casey R. Frazier
Casey R. Frazier, Director

By:	/s/ Jeffry A. Jones
Jeffry A. Jones, Director

By:	/s/ Richard J. McCready
Richard J. McCready, Director

By:	/s/ Paul E. Sveen
Paul E. Sveen, Director

By:	/s/ Robert F. Doherty
Robert F. Doherty, Director

By:	/s/ Susan K. Wold
Susan K. Wold, Director